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                     September 25, 2020

       Geoffrey F. DeMartino
       Chief Financial Officer
       Hub Group, Inc.
       2000 Clearwater Drive
       Oak Brook, Illinois 60523

                                                        Re: Hub Group, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            File No. 000-27754

       Dear Mr. DeMartino:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Kevin Beth